Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-176241, 333-162122, 333-134014, 333-132008, 333-124900, 333-118647, 333-118646, 333-99337, 333-68387, 333-48969, 333-35193, 333-24621, on Form S-8 and 333-142960, 333-141311, 333-02788 on Form S-3 of our reports dated February 27, 2012, relating to the consolidated financial statements and the financial statement schedule of Health Net Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the annual report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

February 27, 2012